UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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SCHEDULE 14A INFORMATION

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RENTECH, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
JEFFREY J. BROWN
LARRY HOLLEY

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Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders (“CRS”) and the participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CRS’s slate of four highly-qualified director nominees to the Board of Directors of Rentech, Inc., a Colorado corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On January 13, 2014, CRS issued the following press release:

Concerned Rentech Shareholders Seeks to Reconstitute Rentech’s Board

Discloses Letter to the Board Highlighting Continued Missteps and Lapses in Oversight

Announces Formal Nominations of Four Independent, Highly-Qualified Director Candidates for Election at Rentech’s Upcoming Annual Meeting

NEWPORT BEACH, Calif.--Concerned Rentech Shareholders (“Concerned Rentech Shareholders”), a group led by Engaged Capital, LLC and Lone Star Value Management, LLC, together one of the largest stockholders of Rentech, Inc. (“RTK” or the “Company”) (NASDAQ:RTK) with aggregate ownership of approximately 4.6% of the outstanding shares of RTK, today announced it has submitted formal nominations of four independent, highly-qualified candidates for election to the Board of Directors of RTK (the “Board”) at the upcoming 2014 annual meeting of RTK’s stockholders (the “2014 Annual Meeting”).

In a letter accompanying the nomination notice, Concerned Rentech Shareholders highlighted its frustration at the continued destruction of shareholder value at RTK and the persistent missteps and lapses in oversight that have caused the group to lose confidence in the current Board’s ability to effectively oversee RTK. Concerned Rentech Shareholders concluded that immediate Board reconstitution, including through direct shareholder representation, is needed to ensure that all decisions place the best interests of RTK’s shareholders first and foremost.

On December 27, 2013, Concerned Rentech Shareholders submitted to the Board a formal request for exemption under the Company’s Tax Benefit Preservation Plan (the “Rights Plan”) to allow the group to acquire beneficial ownership in the aggregate of up to 7% of the outstanding shares of RTK’s stock. To date, the Board has not responded to this request. The Rights Plan prohibits any RTK shareholder or group of shareholders from acquiring in excess of 5% of the Company’s outstanding stock except in certain limited circumstances.

Glenn Welling of Engaged Capital and Jeff Eberwein of Lone Star Value commented: “Our decision to nominate four candidates for election at the 2014 Annual Meeting follows over a year of failed discussions with the Company in which our constructive suggestions were ignored and value destruction persisted. We believe it is imperative to inject an independent, fresh perspective in the boardroom in order to foster management accountability, instill capital discipline, and protect the interests’ of RTK’s shareholders.”

The full text of the letter Concerned Rentech Shareholders delivered to the Board follows:

December 27, 2013

Board of Directors
Rentech, Inc.
10877 Wilshire Boulevard
Suite 600
Los Angeles, CA 90024

Gentlemen:

Engaged Capital, LLC (“Engaged Capital”), together with its affiliates and Lone Star Value Management, LLC, together with its affiliates (“Lone Star Value”), collectively, the Concerned Rentech Shareholders (“Concerned Rentech Shareholders”), currently own approximately 4.6% of the outstanding shares of common stock of Rentech, Inc. (“RTK” or the “Company”), making us one of the Company’s largest shareholders. As we recently discussed with the Company’s Chairman Hal Washburn and his fellow director Michael Burke, we believe the Company’s track record of poor capital allocation, spendthrift expense management, and imprudent risk taking has led to a significant destruction of shareholder value. As a result, Concerned Rentech Shareholders have lost confidence in the ability of the current Board of Directors (the “Board”) to effectively oversee the Company. We believe immediate reconstitution of the Board, including through direct shareholder representation, is needed to ensure all future decisions place the interests of shareholders first and foremost.

We believe RTK’s valuation has been and is continuing to be significantly compromised by poor investment and operating decisions which have served to benefit management at the expense of shareholders. In our view, the only reasonable conclusion shareholders can draw from the Company’s continued missteps is that there is a lack of proper oversight by the current Board. The most egregious of these missteps include:

•	Failed Alternative Energy Business – Nearly half a billion dollars of shareholder capital was spent over the past seven years on a venture which failed to generate any revenue, much less profits.

•
Agrifos: Overpaid and Under-delivered – After spending $158 million on a fertilizer plant with no real operating history, the Company wrote down the value of the asset by $30 million within a year of completing the transaction. It seems clear to us this failure was the result of insufficient due diligence and a lack of operating expertise at the senior management level.

•
Wood Pellet Projects: High Risk, Capital Intensive Investments – The Board has now approved expenditures with a total value of around $100 million in a business where RTK has no institutional expertise. Furthermore, we believe the original returns outlined and publicly communicated by management last May were knowingly overstated as they were calculated without the business development overhead management knew would be required to grow the business.

•
Wood Pellet Financing: Encumbering Our Most Valuable Asset on a High Risk Venture – After failing to secure support from our experienced joint venture partner, Graanul Invest AS (“Graanul”), the Board approved using RTK’s most valuable asset, RNF shares, as collateral in order to finance RTK’s significantly increased capital investment. We fail to see how mortgaging our most profitable asset to invest in an unproven, high risk venture where RTK has no institutional expertise is a wise use of shareholder capital.

•
Corporate Overhead Structure Built For a Business Seven Times RTK’s Size – The Company maintains a corporate structure that costs shareholders over $25 million a year for 65 people, or stated otherwise, around $400,000 per employee. This structure supports a revenue base of approximately $95 million today. This unjustifiably high cost structure has persisted for years and represents an egregious waste of shareholder capital and a clear sign of significant lack of Board oversight.

In order to improve the fiduciary oversight at RTK and ensure that the shareholders’ best interests are protected, Concerned Rentech Shareholders are delivering today formal nominations of four highly qualified candidates for election to the Board at the 2014 annual meeting of RTK’s shareholders (the “2014 Annual Meeting”). We firmly believe our nominees will bring a much needed independent perspective into the boardroom and a wealth of experience in working cooperatively with public company directors and management teams to develop strategies aimed at maximizing shareholder value.

Concerned Rentech Shareholders’ nominees include:

Jeffrey J. Brown, age 52, is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity. Prior to founding BEP in January 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to January 2007. Prior to founding FBB, Mr. Brown served as a Senior Vice President of Bank America Venture Capital Group from 1990 to 1993 and as a Senior Vice President of Security Pacific Capital Corporation from 1987 to 1990. Mr. Brown also worked at the preferred stock desk of Morgan Stanley & Co. (NYSE: MS) in 1986 and as a software engineer at Hughes Aircraft Company from 1983 to 1985. Since 2012, Mr. Brown has served on the board of directors of Nordion Inc. (NYSE:NDZ) where he is a member of each of the EHS/Governance and Finance/Audit Committees. From September 2009 until resigning in October 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc. Mr. Brown received a Bachelor of Science in Mathematics, Summa Cum Laude, from Willamette University and a Master of Business Administration from the Stanford University Graduate School of Business. In his 27 years of venture capital and private equity experience, Mr. Brown has served on the board of directors of approximately 40 public and private companies, including as the chairman of 10 such boards, and has served as the chair of audit, compensation, finance and other special board committees of such boards. Mr. Brown’s extensive public and private company board experience and investment and transaction experience will make him a valuable addition to the Board.

Jeffrey E. Eberwein, age 43, is the founder and Chief Executive Officer of Lone Star Value Management, an investment firm. Prior to founding Lone Star Value Management in January 2013, Mr. Eberwein was a private investor from December 2011 to December 2012. He was a portfolio manager at Soros Fund Management, from January 2009 to December 2011, and Viking Global Investors, from March 2005 to September 2008. Mr. Eberwein has been a director of Aetrium Incorporated (NASDAQ:ATRM) since January 2013 and is currently the Chairman of the Board and a member of its Audit and Compensation Committees. Mr. Eberwein is also the Chairman of the Board of each of Digirad Corporation (NASDAQ:DRAD) (“Digirad”) and Crossroads Systems, Inc. (NASDAQ:CRDS) (“Crossroad Systems”), and also is a member of the Compensation, Corporate Governance and Strategic Advisory Committees of Digirad. He has also been a director of NTS, Inc. (NYSE:NTS) (“NTS”) since December 20, 2012 and On Track Innovations Ltd. (NADAQ: OTIV) (“On Track Innovations”) since December 30, 2012. Mr. Eberwein serves on the Corporate Governance / Nominating, Compensation and Special Committees of NTS, the Audit and Compensation Committees of On Track Innovations, and is the Chairman of the Audit Committee and a member of the Compensation and Corporate Governance Committee of Crossroads Systems. Mr. Eberwein served as a director of Goldfield Corporation from May 2012 to May 2013. Mr. Eberwein is also the treasurer and serves on the Executive Committee of the Board of Hope for New York, a 501(c)(3) organization dedicated to serving the poor in New York City. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with high honors from The University of Texas at Austin. Mr. Eberwein’s over twenty years of Wall Street experience and valuable public company and financial expertise, gained from both his employment history and directorships, will enable him to provide effective oversight of the Company as a member of the Board.

Larry Holley, age 65, is currently the President and Chief Operating Officer of The CBM Group, LLC (“CBM”). Mr. Holley formed CBM in February 2006 primarily as a consulting vehicle to engage with private equity in company valuations in the fertilizer sector. Mr. Holley was most recently the President and General Manager of Noranda Alumina LLC where he managed an alumina refinery in Louisiana and a bauxite mining operation in Jamaica, from May 2008 to December 2009. Prior to that, Mr. Holley was Senior Vice President and Chief Operating Officer of Mississippi Chemical Corporation (“MCC”) where he was employed from November 1974 until January 2005. While at MCC, Mr. Holley served in many management capacities across the corporation including engineering, energy acquisition, procurement and production. While at MCC, Mr. Holley served as President of Nitrogen Production from July 1997 until December 2003, excluding a two year period from November 1998 to November 2000 when he was seconded to MCC’s joint venture operations in Trinidad, West Indies as President of FarmlandMissChem Ltd. In December 2003, Mr. Holley was promoted to Senior Vice President and Chief Operating Officer of MCC to take full charge of company operating activities. MCC successfully emerged from bankruptcy in December 2004 and was purchased by Terra Industries Inc. Mr. Holley is a past member of the board and executive committee of The Fertilizer Institute. Mr. Holley received his Bachelor of Science in Electrical Engineering from Mississippi State University. Mr. Holley’s over 35 years of experience in the fertilizer, chemical and mining industries will make him a valuable addition to the Board.

Glenn W. Welling, age 43, is the Founder and Chief Investment Officer of Engaged Capital, a California based activist investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities. Prior to founding Engaged Capital in February 2012, Mr. Welling was Principal and Managing Director at Relational Investors LLC (“Relational”), a $6 billion activist equity fund and registered investment adviser with the SEC, from June 2008 to October 2011 and served as its consultant from October 2011 until April 2012. Mr. Welling managed Relational’s consumer, healthcare and utility investments and was responsible for investment selection, strategic development and catalyzing change at Relational’s portfolio companies. Prior to Relational, Mr. Welling was a Managing Director at Credit Suisse Group AG (“Credit Suisse”) (NYSE:CS), a leading global financial services company, where he was the Global Head of the Investment Banking Department’s Advisory Businesses, which included The Buy-Side Insights (HOLT) Group, Financial Strategy Group and Ratings Advisory Group. Mr. Welling served in such capacities at Credit Suisse from February 2002 to May 2008. Previously, Mr. Welling served as Partner and Managing Director of HOLT Value Associates L.P. (“HOLT”), a then leading provider of independent research and valuation services to asset managers, from October 1999 until January 2002 when HOLT was acquired by Credit Suisse. Prior to HOLT, he was the Managing Director of Valuad U.S., a financial software and training company, and senior manager at A.T. Kearney, one of the world’s largest global management consulting firms. Mr. Welling also teaches executive education courses at The Wharton School of Business and is a frequent speaker at finance and investing conferences. He graduated from The Wharton School of the University of Pennsylvania where he currently serves as the Chairman of the school’s tennis program and as a member of the Wharton School’s Executive Education Board. Mr. Welling’s expertise in working with senior management teams and boards of directors to assist them in understanding the drivers of valuation and the strategies they can employ to increase the value of their companies, including his experience with Relational and his investment bank experience with Credit Suisse in a senior executive capacity, will enable him to provide effective oversight of the Company as a member of the Board.

We understand members of RTK’s Board would like to avoid a long, drawn out and embarrassing proxy contest. In an attempt to be constructive, we communicated an alternative path to Messrs. Washburn and Burke during our December 13th meeting. As significant and engaged shareholders for the past year, we have witnessed this Board and management team’s penchant for destroying shareholder value first hand. Our discussions with numerous large shareholders have clearly indicated we are not alone in our frustration with the Company’s direction. Given the widespread shareholder frustration, the Company’s dreadful track record, and the strength of our nominees, we are fully prepared to take our platform for change to the 2014 Annual Meeting.

Our communications with the Board and management over the past twelve months have made it abundantly clear that lack of independent thought in the boardroom is a serious problem. We are confident that shareholder representation in the boardroom is a critical component of any solution. A public airing of our concerns and the futility of our prior communications with the Board and management team will subject the current leadership to embarrassing scrutiny. This situation can be resolved without public embarrassment. We welcome a solution that allows us to work constructively in resolving the issues facing the Company and ensures that RTK’s future path is paved by directors who hold the interest of shareholders paramount.

Sincerely,

Concerned Rentech Shareholders

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Engaged Capital, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Rentech Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of four highly-qualified director nominees at the 2014 annual meeting of stockholders of Rentech, Inc., a Colorado corporation (the “Company”).

CONCERNED RENTECH SHAREHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”), Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”), Engaged Capital I, LP (“Engaged Capital I”), Engaged Capital I Offshore, Ltd. (“Engaged Capital Offshore”), Engaged Capital II, LP (“Engaged Capital II”), Engaged Capital, LLC (“Engaged Capital”), Engaged Capital Holdings, LLC (“Engaged Holdings”), Glenn W. Welling, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Jeffrey J. Brown and Larry Holley (collectively, the “Participants”).

As of the date of this filing, Engaged Capital Master I beneficially owned 7,607,276 shares of Common Stock. As of the date of this filing, Engaged Capital Master II beneficially owned 898,366 shares of Common Stock. Engaged Capital I, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 7,607,276 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital Offshore, as a feeder fund of Engaged Capital Master I, may be deemed the beneficial owner of the 7,607,276 shares of Common Stock beneficially owned by Engaged Capital Master I. Engaged Capital II, as a feeder fund of Engaged Capital Master II, may be deemed the beneficial owner of the 898,366 shares of Common Stock beneficially owned by Engaged Capital Master II. Engaged Capital, as the investment adviser to each of Engaged Capital Master I and Engaged Capital Master II, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. Engaged Holdings, as the managing member of Engaged Capital, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. Mr. Welling, as the founder and chief investment officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the 8,505,642 shares of Common Stock owned in the aggregated by Engaged Capital Master I and Engaged Capital Master II. As of the date of this filing, Lone Star Value Investors beneficially owned 2,000,000 shares of Common Stock. Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 2,000,000 shares of Common Stock beneficially owned by Lone Star Value Investors. As of the date of this filing, neither of Messrs. Brown or Holley beneficially owned any shares of Common Stock.

About Engaged Capital:

Engaged Capital, LLC, (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of under-valued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders. Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors. Lone Star Value is based in Old Greenwich, CT.

Contacts

Media:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com